SEALE AND  BEERS, CPAs

PCAOB & CPAB REGISTERED AUDITORS

 www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 of Artesanias Corp., of our report dated January 29, 2014 on our audit of the financial statements of Artesanias Corp. as of December 31, 2013, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 2013 and from inception on December 31, 2013 through December 31, 2013, and the reference to us under the caption "Experts".

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs Las Vegas, Nevada January 31,2014

50S. Jones Blvd.Suite 201- Las Vegas. NY 89107  Phone: (888)727-8251 Fax: (888)782-2351